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EXHIBIT 99
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FOR IMMEDIATE RELEASE                                  CONTACT:
Thursday April 21, 2005                                John A. Ustaszewski
                                                       Chief Financial Officer
                                                       (740) 657-7000
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               DCB FINANCIAL CORP ANNOUNCES IMPROVED FIRST QUARTER
                         EARNINGS AND DIVIDEND INCREASE

LEWIS CENTER, Ohio, April 21, -- DCB Financial Corp, (OTC Bulletin Board DCBF) announced earnings of $1.63 million, or $0.42 per share for the three months ended March 31, 2005. This represents a $0.09, or 27% increase in earnings from the $0.33 reported for the first quarter 2004. Return on assets for the first quarter improved to 104 basis points from 94 basis points reported in 2004, while return on equity was 11.97%, which is a 15% increase from the same period in 2004. The continued improvement in earnings is mainly attributed to strong loan growth and the stable credit quality of the Company's loan portfolios.

At quarter-end, total loans reached $507 million, an increase of $92.6 million or 22% from the quarter ending March 31, 2004. The commercial and commercial real estate loan portfolios continue to drive much of the balance sheet growth, but there has also been strength within the various retail lending areas. The overall credit quality of the Company showed improvement on a year-to-year basis. At March 31, 2005 loan delinquencies to total loans were 1.53% compared to 1.92% at March 31, 2004. The allowance for loan and lease losses was 101 basis points at quarter-end, down from 106 basis points at the end of the first quarter 2004. For the quarter, net charge-offs as a percentage of average loans declined to 0.14% from 0.29% in the first quarter 2004.

Jeff Benton, President and CEO of DCB Financial noted, "We had a very successful 2004, and we've been able to keep the momentum going in the first quarter of 2005. Loans continue to grow, credit quality remains good, and we received a clean internal controls audit opinion for Section 404 of Sarbanes-Oxley." Benton added, "Our efficiency continues to improve, we continue to focus on becoming more efficient in delivering products to our customers, and always look for ways to continue to serve our customers and the community."

Net interest income was $5.5 million for the three months ended March 31, 2005, compared to $4.9 million for the same period in 2004. The increase is mainly attributable to increased loan balances, as average-earning assets increased by $85 million from the end of the first quarter 2004. The Company's first quarter net interest margin declined to 3.76% on a fully tax equivalent basis from 3.93% during the first quarter 2004. This decline is mainly attributed to increased deposit and borrowing costs to fund the substantial loan growth. Since the end of the first quarter 2004, deposits have increased $32 million or 7.4% while borrowings have increased by $57 million. To attract the additional deposits needed to fund loan growth, the Company has utilized products such as time deposits and money market accounts, which generally carry higher costs compared to checking and savings products. These higher cost deposit products and other borrowings may continue to be utilized by Management, which may further negatively impact the net interest margin in future periods.

Non-interest expense increased $275,000 on a quarter-to-quarter basis, which is mainly attributed to higher salary and employee benefits costs. These employee costs are attributed to additional staff needed for the newly created Wealth Management group, and for additional compliance staff for regulatory monitoring purposes. Additionally, the Company experienced a large increase in professional fees due to the increased auditing costs related to Section 404 of the Sarbanes-Oxley legislation. These increases were somewhat offset by the reduction in expenses related to occupancy and other expenses. The Company's quarterly efficiency ratio improved to 59.3% from 62.1% on a quarter-to-quarter comparison.

The Board of Directors declared a dividend of $0.12 per share payable May 16, 2005 to shareholders of record as of April 29, 2005. This represents a 9.1% increase over the previous regular quarterly dividend.

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DCB Financial Corp (the "Corporation") is a financial holding company formed under the laws of the State of Ohio. The Corporation is the parent of The Delaware County Bank & Trust Company, (the "Bank") a state-chartered commercial bank. The Bank conducts business from its main offices at 110 Riverbend Avenue in Lewis Center, Ohio, and through its 15 full-service branch offices located in Delaware and the surrounding communities. The Bank provides customary retail and commercial banking services to its customers, including checking and savings accounts, time deposits, IRAs, safe deposit facilities, personal loans, commercial loans, real estate mortgage loans, night depository facilities and trust and personalized wealth management services. The Bank also provides cash management, bond registrar and payment services. The Bank offers data processing services to other financial institutions, however such services are not a significant part of its current operations or revenues.

APPLICATION OF CRITICAL ACCOUNTING POLICIES
DCB's consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States and follow general practices within the financial services industry. The application of these principles requires management to make estimates, assumptions, and judgments that affect the amounts reported in the financial statements and accompanying notes. These estimates, assumptions, and judgments are based on information available as of the date of the financial statements; as this information changes, the financial statements could reflect different estimates, assumptions, and judgments.

The most significant accounting policies followed by the Corporation are presented in Note 1 of the audited consolidated financial statements contained in the Corporation's 2004 Annual Report to Shareholders. These policies, along with the disclosures presented in the other financial statement notes and in this financial review, provide information on how significant assets and liabilities are valued in the financial statements and how those values are determined.

FORWARD-LOOKING STATEMENTS
Certain statements in this report constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to the financial condition and prospects, lending risks, plans for future business development and marketing activities, capital spending and financing sources, capital structure, the effects of regulation and competition, and the prospective business of both the Corporation and its wholly-owned subsidiary The Delaware County Bank & Trust Company (the "Bank"). Where used in this report, the word "anticipate," "believe," "estimate," "expect," "intend," and similar words and expressions, as they relate to the Corporation or the Bank or their respective management, identify forward-looking statements. Such forward-looking statements reflect the current views of the Corporation and are based on information currently available to the management of the Corporation and the Bank and upon current expectations, estimates, and projections about the Corporation and its industry, management's belief with respect thereto, and certain assumptions made by management. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) general economic conditions, either nationally or regionally (especially in central Ohio), becoming less favorable than expected resulting in, among other things, a deterioration in credit quality of assets; (v) changes occurring in business conditions and inflation;

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(vi) changes in technology; (vii) changes in monetary and tax policies;
(viii) changes in the securities markets; and (ix) other risks and uncertainties detailed from time to time in the filings of the Corporation with the Commission.

The Corporation does not undertake, and specifically disclaims any obligation, to publicly revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.







SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)

April 21, 2005 Press Release

                               DCB FINANCIAL CORP
                       Key Ratios and Other Financial Data
                                   (Unaudited)
                  (Dollars in thousands, except per share data)

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                                                         Three Months Ended
                                                       ----------------------
                                                       3/31/05        3/31/04
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
Key Financial Information:
-------------------------

Net interest income                                  $     5,494     $     4,898

Provision for loan and lease losses                  $       470     $       378

Non-interest income                                  $     1,417     $     1,161

Non-interest expense                                 $     4,098     $     3,823

Net income                                           $     1,636     $     1,306

Loan balances (average)                              $   494,711     $   409,093

Deposit balances (average)                           $   474,755     $   436,778

Basic earnings per common share                      $      0.42     $      0.33

Diluted earnings per common share                    $      0.42     $      0.33


Weighted Average Shares Outstanding (000)
Basic                                                      3,935           3,935

Diluted                                                    3,935           3,935

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SELECTED CONSOLIDATED FINANCIAL INFORMATION (unaudited)

April 21, 2005 Press Release

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                                                                      Three Months Ended
                                                                    ----------------------
                                                                    3/31/05        3/31/04
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Key ratios:
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Return on average assets                                              1.04%          0.94%

Return on average shareholders' equity                               11.97%         10.38%

Annualized non-interest expense to average assets                     2.58%          2.74%

Efficiency ratio                                                     59.30%         62.10%

Net interest margin                                                   3.76%          3.93%

Equity to assets at period end                                        8.64%          9.27%

Allowance for loan losses as a percentage of period-end loans         1.01%          1.06%

Total allowance for losses on loans to non-performing loans         263.80%        296.64%

Net charge-offs (annualized) as a percent of average loans            0.14%          0.29%

Non-performing loans to total loans (net)                             0.39%          0.36%

Delinquent loans (30+ days)                                           1.53%          1.92%

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